                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                            AND CLASS B COMMON STOCK
                                       OF
                           ALYSIS TECHNOLOGIES, INC.
                                       AT
                              $1.39 NET PER SHARE
                                       BY
                            MAUI ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                               PITNEY BOWES INC.

--------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON WEDNESDAY, APRIL 25, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED MARCH 20, 2001 (THE "MERGER AGREEMENT"), BY AND AMONG PITNEY BOWES INC. ("PARENT"), MAUI ACQUISITION CORP. (THE "PURCHASER") AND ALYSIS
TECHNOLOGIES, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED (BY A UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT) THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS (BY A UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT) THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS BEING MADE FOR ALL OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "COMMON SHARES"), AND CLASS B COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "CLASS B SHARES" AND TOGETHER WITH THE COMMON SHARES, THE "SHARES"), OF THE COMPANY AND IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF COMMON SHARES WHICH, WHEN ADDED TO ANY COMMON SHARES BENEFICIALLY OWNED BY THE PURCHASER OR PARENT, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF COMMON SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. SEE SECTION 14 OF THIS OFFER TO PURCHASE.

                           --------------------------

                                   IMPORTANT

    If you wish to tender all or any portion of your Shares, you should either:

    (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein) and either (i) deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or (ii) deliver such Shares pursuant to the procedure for book-entry transfer as set forth in Section 2, or

    (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

    If you have Shares registered in the name of a banker, dealer, broker, trust company or other nominee, you must contact it if you desire to tender your Shares.

    If you wish to tender Shares and your certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

    Questions and requests for assistance may be directed to MacKenzie Partners, the Information Agent, at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

March 29, 2001

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
                        SUMMARY TERM SHEET..........................................         i

SECTION 1.              TERMS OF THE OFFER..........................................         2

SECTION 2.              PROCEDURES FOR TENDERING SHARES.............................         5

SECTION 3.              WITHDRAWAL RIGHTS...........................................         8

SECTION 4.              ACCEPTANCE FOR PAYMENT AND PAYMENT..........................         9

SECTION 5.              CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................        10

SECTION 6.              PRICE RANGE OF COMMON SHARES; DIVIDENDS ON COMMON SHARES....        11

SECTION 7.              POSSIBLE EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES;
                          EXCHANGE ACT REGISTRATION.................................        12

SECTION 8.              CERTAIN INFORMATION CONCERNING THE COMPANY..................        12

SECTION 9.              CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.....        15

SECTION 10.             SOURCE AND AMOUNT OF FUNDS..................................        16

SECTION 11.             BACKGROUND OF THE OFFER; MERGER AGREEMENT AND RELATED
                          AGREEMENTS................................................        17

SECTION 12.             PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.................        30

SECTION 13.             DIVIDENDS AND DISTRIBUTIONS.................................        35

SECTION 14.             CERTAIN CONDITIONS OF THE OFFER.............................        35

SECTION 15.             CERTAIN LEGAL MATTERS.......................................        37

SECTION 16.             FEES AND EXPENSES...........................................        38

SECTION 17.             MISCELLANEOUS...............................................        38

SCHEDULE I..........................................................................        40

ANNEX A.............................................................................       A-1

                               SUMMARY TERM SHEET

    Maui Acquisition Corp., which is referred to in this offer to purchase as the "Purchaser," "we" or "us" is offering to purchase all of the outstanding shares of common stock and class B common stock of Alysis Technologies, Inc., which is referred to in this offer to purchase as the "Company" or "Alysis," for $1.39 per share in cash. The following are some of the questions you, as a stockholder of Alysis Technologies, Inc., may have and answers to those questions. We urge you to read the remainder of this offer to purchase and the letter of transmittal carefully because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

Q.  WHO IS OFFERING TO BUY MY SHARES?

A. We are called Maui Acquisition Corp. We are a Delaware corporation formed for the purpose of making this tender offer. We are a wholly owned subsidiary of Pitney Bowes Inc., a Delaware corporation, which is referred to in this offer to purchase as "Parent" or "Pitney Bowes." See "Section 9--Certain Information Concerning Parent and the Purchaser."

Q.  WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

A. We are offering to purchase all of the outstanding shares of common stock and class B common stock of Alysis Technologies, Inc. See "Section 1--Terms of the Offer."

Q.  HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

A. We are offering to pay $1.39 per share of common stock or class B common stock, net to you, in cash and without interest thereon. See
    "Section 1--Terms of the Offer."

Q.  DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

A. If you are a record owner of your shares and you tender shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee and your broker tenders on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q.  DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

A. We will need approximately $19 million to purchase Alysis' shares of common stock and class B common stock. Pitney Bowes will provide us with sufficient funds to complete the offer from Pitney Bowes' own resources. The offer is not conditioned upon any financing arrangements. See "Section 10--Source and Amount of Funds" and "Section 14--Certain Conditions of the Offer."

Q.  IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

A. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

    - the offer is being made for all outstanding shares of common stock and all outstanding shares of class B common stock, solely for cash,

    - the offer is not subject to any financing condition, and

    - if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

Q.  HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

A. You will have at least until 12:00 midnight, New York City time, on Wednesday, April 25, 2001, to decide whether to tender your shares in the offer. See "Section 1--Terms of the Offer" and "Section 2--Procedures for Tendering Shares."

Q.  CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

A. Yes. We agreed with Alysis that we may extend the offer if at the time the offer is scheduled to expire (including at the end of an earlier extension) any of the offer conditions is not satisfied (or waived by us) or if we are required to extend the offer by the rules of the Securities and Exchange Commission. See "Section 1--Terms of the Offer."

    We may also elect to provide a "subsequent offering period," which is an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender their shares and receive the offer consideration. See "Section 1--"Terms of the Offer."

Q.  HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

A. If we extend the offer, we will inform Wilmington Trust Company (which is the depositary for the offer) of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the date after the day on which the offer was scheduled to expire.

Q.  WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

A. We are not obligated to purchase any tendered shares unless the number of shares tendered and not properly withdrawn prior to the expiration of the offer, when added to any shares then beneficially owned by Pitney Bowes or us, equals at least a majority of the shares of common stock of Alysis outstanding on a fully diluted basis (including options with an exercise price lower than the offer price) at the time of expiration of the offer.

    The offer is also subject to a number of other conditions. See "Section 14--Certain Conditions of the Offer."

Q.  HOW DO I TENDER MY SHARES?

A. To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to Wilmington Trust Company, the depositary for the offer, not later than the time the offer expires.

    If your shares are held in street name, the shares can only be tendered by your nominee through Wilmington Trust Company.

    If you cannot deliver something that is required to be delivered to the depositary prior to the expiration of the offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary, which is a member of Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the depositary within three Nasdaq Stock Market trading days. However, the depositary must receive the missing items within that three trading day period. See "Section 2--Procedure for Tendering Shares."

Q.  HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

A. To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. You can withdraw shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by May 28, 2001, you can withdraw them at any time after such time until we accept shares for payment. If we decide to provide a subsequent offering period, we will accept shares tendered during that period immediately and thus you will not be able to withdraw shares tendered in the offering during any subsequent offering period. See
    "Section 1--Terms of the Offer" and "Section 3--Withdrawal Rights."

Q.  WHAT DOES THE ALYSIS BOARD OF DIRECTORS THINK OF THE OFFER?

A. We are making the offer pursuant to a merger agreement with Alysis. The board of directors of Alysis approved (by a unanimous vote of those directors present) the merger agreement, our tender offer and the merger with us. The board of directors of Alysis has determined that the offer and the merger are advisable and fair to, and in the best interests of, the stockholders of Alysis and it (by a unanimous vote of those directors present) recommends that the stockholders accept the offer and tender their shares pursuant to the offer. See
    "Section 11--Background of the Offer; Merger Agreement and Related Agreements."

    Alysis has prepared a statement containing additional information regarding the determination and recommendation of its board of directors and such statement is being sent to the stockholders contemporaneously with this offer to purchase.

Q. WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

A. If, following completion of the offer, we own a majority of the shares of common stock of Alysis outstanding on a fully diluted basis, we will be merged with Alysis. If that merger takes place, Pitney Bowes and its affiliates will own all of the shares of Alysis and all other holders of shares of common stock and class B common stock of Alysis will receive the same price paid in the offer, that is $1.39 per share in cash. See "Introduction" and "Section 12--Purpose of the Offer; Plans for the Company."

Q. ARE DISSENTERS' RIGHTS AVAILABLE IN EITHER THE OFFER OR THE PROPOSED SECOND-STEP MERGER?

A. Dissenters' rights are not available in the offer. If you do not favor the proposed second-step merger and you comply with applicable procedures in Delaware law, you will be entitled to dissenters' rights in connection with the second-step merger. See "Section 11--Background of the Offer; Merger Agreement and Related Agreements" and "Section 12--Purpose of the Offer; Plans for the Company--Appraisal Rights."

Q.  FOLLOWING THE MERGER, WILL ALYSIS CONTINUE AS A PUBLIC COMPANY?

A. No. If and when the merger takes place, Alysis will no longer be publicly owned. Even if the merger does not take place, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded on the Over-The-Counter Bulletin Board or any other securities exchange and there may not be an active public trading market (or, possibly, any public trading market) for the shares. As a result of the merger, the registration of the shares under the Exchange Act will be terminated. Consequently, following the merger, Alysis will be relieved of the duty to file proxy and information statements, and its officers, directors and more than 10% stockholders will be relieved of the reporting requirements under, and the "short swing" profit liability provisions of,
    Section 16 of the Exchange Act. Alysis will no longer be a public company and its common stock will no longer be traded on the Over-The-Counter Bulletin Board.

Q.  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

A. If the proposed second-step merger takes place, stockholders who do not tender in the offer will receive in the merger the same amount of cash per share of common stock or shares of class B common stock which they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering shares and not tendering shares is that you will be paid earlier if you tender your shares.

    However, until the merger is consummated or if the merger were not to take place for some reason, the number of stockholders of Alysis and the shares of common stock of Alysis which are still in the hands of the public may be so small that there will no longer be an active public trading market (or possibly, any public trading market) for Alysis' shares of common stock.

    Also, Alysis shares of common stock may no longer be eligible to be traded on the Over-The-Counter Bulletin Board, as Alysis may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See "Section 7--Possible Effect of the Offer on the Market for the Common Shares; Exchange Act Registration" and "Section 12--Purpose of the Offer; Plans for the Company."

Q.  WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A. On March 19, 2001, the last trading day before Pitney Bowes, Alysis and we announced that we had signed the merger agreement, the last sale price of Alysis shares of common stock was $0.75 per share. On March 27, 2001, the most recent practical date prior to the mailing of this offer to purchase, the closing sale price for Alysis shares of common stock was $1.36 per share. Please obtain a recent quotation for Alysis shares of common stock in deciding whether to tender your shares. Alysis shares of class B common stock are not publicly traded. See "Section 6--Price Range of Common Shares; Dividends on Common Shares."

Q.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS?

A. The receipt of the offer or the second-step merger in exchange for Alysis shares of common stock and class B common stock will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on your shares. See "Section 5--Certain Federal Income Tax Consequences."

Q.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

A. You can call MacKenzie Partners, which is acting as the information agent for our offer.

    MacKenzie Partners
    156 Fifth Avenue
    New York, New York 10010

    Call collect:
    (212) 929-5500

    Call Toll free:
    (800) 322-2885

             To the Holders of Shares of Alysis Technologies, Inc.:

                                  INTRODUCTION

    Maui Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Pitney Bowes Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of (1) common stock, par value $0.01 per share (the "Common Shares"), and (2) class B common stock, par value $0.01 per share (the "Class B Shares" and together with Common Shares the "Shares"), of Alysis Technologies, Inc., a Delaware corporation (the "Company"), at a price of $1.39 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer" or the "Offer to Purchase"). Unless the context indicates otherwise, as used herein, references to "you" or "Stockholders" shall mean holders of Shares and references to "we" or "us" shall mean the Purchaser.

    If your Shares are registered in your own name and you tender Shares directly to the Depositary (as defined herein) you will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. If you hold Shares through a broker or bank, we urge you to check with such institution as to whether you will be charged any service fee. If you fail to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable in the Offer. See Section 2. We will pay all charges and expenses of Wilmington Trust Company as Depositary (the "Depositary"), and MacKenzie Partners as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    The Board of Directors of the Company (the "Board of Directors" or the "Board") has approved (by a unanimous vote of those directors present) the Merger Agreement (as defined herein), the Offer and the Merger (as defined herein), determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the Stockholders and recommends (by a unanimous vote of those directors present) that the Stockholders accept the Offer and tender their Shares pursuant to it. The factors considered by the Board in arriving at its decision to approve the Merger Agreement and to recommend (by a unanimous vote of those directors present) that the Stockholders accept the Offer and tender their Shares pursuant to the Offer will be described in a Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "Commission") by the Company.

    First Union Securities, Inc. ("First Union"), has acted as the Company's financial advisor. The opinion of First Union, dated as of March 20, 2001, that, as of such date, and based on and subject to the matters described in such opinion, the $1.39 per Share cash consideration to be received in the Offer and the Merger by the Stockholders is fair, from a financial point of view, to such Stockholders, will be set forth in full as an Exhibit to the Schedule 14D-9. You are urged to, and should, read such opinion carefully in its entirety.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 20, 2001 (the "Merger Agreement"), by and among the Purchaser, Parent and the Company. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, upon the terms and subject to the conditions of the Merger Agreement and the Delaware General Corporation Law (the "DGCL"), we expect to be merged with and into the Company (the "Merger") with the Company surviving the Merger under the name "Alysis Technologies, Inc." and continuing its existence as a wholly owned subsidiary of Parent. As a result of the Merger, we will cease to exist as a separate corporate entity. See Sections 11 and 12.

    Pursuant to the Offer, we are not required to purchase Shares unless, among other things, there is validly tendered and not properly withdrawn prior to the expiration of the Offer that number of

Common Shares which, when added to the Common Shares beneficially owned by us or Parent would represent at least a majority of the total number of outstanding Common Shares on a fully diluted basis (assuming exercise of all options to purchase Common Shares with an exercise price less than the offer price) on the date of purchase (the "Minimum Tender Condition").

    According to the Merger Agreement, as of March 19, 2001, there were outstanding 13,589,003 Shares and options having an exercise price of less than the Offer Price that are convertible into 825,239 Common Shares.

    Concurrently with the execution of the Merger Agreement, the Purchaser, Parent and Warburg, Pincus Investors L.P., a Delaware limited partnership (the "Company Stockholder"), entered into a Voting and Tender Agreement (the "Voting and Tender Agreement") pursuant to which, subject to the terms and conditions of the Voting and Tender Agreement, such Company Stockholder has agreed to tender in the Offer, in the aggregate 4,647,212 Common Shares constituting approximately 41.6% of the issued and outstanding Common Shares and 2,417,112 Class B Shares constituting 100% of the issued and outstanding Class B Shares. See Section 11. The Class B Shares are non-voting shares of the Company. They are convertible into Common Shares, so long as their holder owns less than 49% of the shares entitled to vote in the election of the members of the Board.

    Based on the foregoing and assuming no additional Shares (or options, warrants or rights exercisable for, or securities convertible into, Shares) have been issued other than as set forth above, if we were to purchase approximately 5,585,946 Common Shares pursuant to the Offer, the Minimum Tender Condition would be satisfied.

    If the Minimum Tender Condition and other conditions to the Offer are satisfied and the Offer is consummated, we will own a sufficient number of Common Shares to ensure that the Merger will be approved. Under the DGCL if, after consummation of the Offer, we own at least 90% of the Common Shares then outstanding, we will be able to cause the Merger to occur without a vote of the Stockholders. If, however, after consummation of the Offer, we own less than 90% of the then outstanding Common Shares, a vote of the Stockholders will be required under the DGCL to approve the Merger.

    Certain other conditions to the Offer are described in Section 14. We expressly reserve the right in our sole discretion, to waive any one or more of the conditions to the Offer in accordance with the terms of the Merger Agreement. See Sections 14 and 15.

    We reserve the right, subject to applicable laws, to acquire additional Shares after expiration or termination of the Offer, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid per Share in the Offer and could be for cash or other consideration.

    WE RESERVE THE RIGHT TO AMEND OR WAIVE ANY ONE OR MORE OF THE CONDITIONS TO THIS OFFER, SUBJECT TO THE TERMS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION.

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SECTION 1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not properly withdrawn prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on April 25, 2001, unless we, in our sole discretion and subject to the terms of the Merger Agreement, extend the period of time during which the Offer (not including any Subsequent Offering Period (as defined herein)) is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer (not including any Subsequent Offering Period), as so extended, will expire.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM TENDER CONDITION AND THE SATISFACTION OR WAIVER OF THE OTHER CONDITIONS SET FORTH IN SECTION 14.

    If by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, we reserve the right (but we shall not be obligated), subject to the applicable rules and regulations of the Commission and subject to the terms of and the limitations set forth in the Merger Agreement, to
(a) terminate the Offer and not pay for any Shares and return all tendered Shares to tendering Stockholders, (b) waive or reduce all the unsatisfied conditions and, subject to any required extension, accept for payment and pay for all Shares validly tendered prior to the Expiration Date, (c) extend the Offer and, subject to your right to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

    AMENDMENT OF THE OFFER. In the Merger Agreement, we agreed that we will not, without the prior written consent of the Company, (a) decrease the price per Share or change the form of consideration payable in the Offer, (b) reduce the number of Shares to be purchased in the Offer, (c) impose conditions to the Offer in addition to those set forth in Section 14, (d) change the conditions of the Offer or (e) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares. However, the Merger Agreement provides that, without the consent of the Company, we may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions set forth in Section 14 have not been satisfied or waived, (ii) extend the Offer for any period required by any regulation, interpretation or position of the Commission applicable to the Offer, or (iii) elect to provide one or more Subsequent Offering Periods for an aggregate period of not more than 20 business days. In addition, we have agreed that, without the consent of the Company, we may increase the price per Share payable in the Offer and extend the Offer in connection with such increase to the extent required by applicable laws.

    UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT WE EXERCISE OUR RIGHT TO EXTEND THE OFFER.

    The rights we reserve in the three preceding paragraphs are in addition to our rights pursuant to Section 14. There can be no assurance that we will exercise our right to extend the Offer.

    EXTENSION OF THE OFFER. Any extension, amendment, delay, waiver or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

    Parent and we further agreed that in the event of the failure of one or more of the conditions to the Offer (other than the Minimum Offer Condition and the approval by any governmental entity) to be satisfied or waived on any date upon which the Offer would otherwise expire, we may extend the

Offer for up to an additional ten business days or such shorter time during which such condition is or conditions may be satisfied or waived. However, we shall not be required to extend the Offer mentioned in the previous sentence if such condition or conditions could not reasonably be expected to be satisfied within such ten business day period. Notwithstanding anything to the contrary in this paragraph, we shall not be required to extend the Offer beyond June 30, 2001.

    If we make a material change in the terms of the Offer, the information concerning the Offer, or waive a material condition of the Offer, we will extend it to the extent required by Rules 14d-6(c) and 14e-1 under the Exchange Act.

    SUBSEQUENT OFFERING PERIOD. Pursuant to Rule 14d-11 under the Exchange Act and the applicable rules and regulations of the Commission, we may, subject to certain conditions, provide a subsequent offering period from 3 business days to 20 business days in length following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which you may tender Shares not tendered into the Offer. If, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) we immediately accept for payment, and promptly pay for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 3 prior to the Expiration Date), we may provide a Subsequent Offering Period. Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 3. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. We may elect to provide a Subsequent Offering Period by giving oral or written notice of such Subsequent Offering Period to the Depositary. If we decide to provide a Subsequent Offering Period, we will make an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled Expiration Date.

    Rule 14d-11 provides that we may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20 business day period of the Offer has expired, (ii) we offer the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) we accept and promptly pay for all Shares tendered during the initial 20 business day period of the Offer prior to its expiration, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period, (v) the Offer is for all outstanding Shares and (vi) we immediately purchase Shares as they are tendered during the Subsequent Offering Period.

    If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares or we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 3. However, our ability to delay the payment for Shares we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

    CONSEQUENCES OF MATERIAL CHANGES IN THE OFFER. If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to Stockholders and investors response.

    MAILING OF THE OFFER. The Company has provided us with the Stockholder lists and security position listings for the purpose of disseminating the Offer to Stockholders. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and will furnish the same to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The Schedule 14D-9 will also be included in the package of materials.

SECTION 2. PROCEDURES FOR TENDERING SHARES

    VALID TENDER.  For you to validly tender Shares in the Offer, either
(a) you must deliver to the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, and either (i) certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or
(ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or
(b) you must comply with the guaranteed delivery procedures set forth below.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

    Participants in DTC may tender their Shares in accordance with DTC's Automated Tender Offer Program, to the extent it is available to such participants for the Shares they wish to tender. A Stockholder tendering through the Automated Tender Offer Program must expressly acknowledge that she/he/it has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such Stockholder.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR ELECTION AND RISK, AND DELIVERY WILL BE CONSIDERED MADE ONLY WHEN THE DEPOSITARY ACTUALLY RECEIVES THEM. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution" as such term is used in Rule 17A under the Exchange Act (each such institution, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    If Share Certificates are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with all requisite signature guarantees must accompany each such delivery.

    If you hold Shares through brokers or banks, you are urged to consult with the brokers or banks to determine whether transaction costs may apply if you tender Shares through the brokers and banks and not directly to the Depositary.

    GUARANTEED DELIVERY. If you want to tender Shares pursuant to the Offer and your Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your Shares may still be tendered if all the following conditions are met:

    (i) your tender is made by or through an Eligible Institution;

    (ii) the Depositary receives, as described below, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, prior to the Expiration Date; and

   (iii) the Depositary receives the Share Certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq Stock Market is open for business.

    You may deliver the Notice of Guaranteed Delivery by hand to the Depositary or by telegram, facsimile transmission or mail and you must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Our acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering Stockholder and us upon the terms and subject to the conditions of the Offer.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, you are irrevocably appointing our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase, March 29, 2001 (the "Applicable Date"). All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that we accept such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). Our designees will be empowered to exercise all voting and other rights with respect to the Shares and other securities or rights in respect of any annual, special, adjourned or postponed meeting of the Stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of Stockholders.

    The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's Stockholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular Stockholder whether or not similar defects or irregularities are waived in the case of other Stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and its instructions) will be final and binding on all parties.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, you must, unless an exemption applies, provide the Depositary with your correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that you are not subject to backup withholding. If you do not provide your correct TIN or you fail to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on you and the payment of cash to you pursuant to the Offer may be subject to backup withholding of 31% of the amount of such payment. All Stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary).

    Noncorporate foreign Stockholders should complete and sign the main signature form and a Certificate of Foreign Status, Form W-8BEN, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

SECTION 3. WITHDRAWAL RIGHTS

    Except as otherwise described in this Section 3, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you previously tendered in the Offer at any time prior to the Expiration Date and, unless previously accepted for payment pursuant to the Offer, such Shares may also be withdrawn at any time after May 28, 2001.

    For your withdrawal to be effective, you must timely deliver to the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase a written, telegraphic or facsimile transmission notice of withdrawal. This notice must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility, to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

    You may not rescind a withdrawal of Shares, and any Shares that you properly withdraw will be considered not validly tendered for purposes of the Offer. However, you may retender withdrawn Shares by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares or we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering Stockholders are entitled to withdrawal rights as described in this Section 3. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(e) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

    If we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

SECTION 4. ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will purchase, by accepting for payment and paying for, all Shares validly tendered and not withdrawn (as permitted by Section 3) promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. See Sections 1 and 14. We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. See Section 15. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, we will be considered to have accepted for payment, and thereby purchased, Shares validly tendered as, if and when we give written notice to the Depositary of our acceptance for payment such validly tendered Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for validly tendering Stockholders for the purpose of receiving payment from us and transmitting payment to tendering Stockholders.

    UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Upon the deposit of all required funds with the Depositary for the purpose of making payments in full to tendering Stockholders, our obligation to make such payment shall be satisfied and tendering Stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. We will pay any stock transfer taxes with respect to the transfer and sale to us pursuant to the Offer, except as otherwise provided in Instruction 6 to the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

    If we are delayed in our acceptance for payment of or payment for Shares or we are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering Stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

    If we do not purchase any tendered Shares pursuant to the Offer for any reason, we will return Share Certificates for any such unpurchased Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    IF PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF SHARES IN THE OFFER, WE WILL PAY THE INCREASED PRICE TO ALL HOLDERS OF SHARES THAT ARE PURCHASED IN THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO THE INCREASE IN PRICE.

    We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of Parent's wholly owned subsidiaries, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

    If we provide a Subsequent Offering Period following the Offer, we will immediately accept and promptly pay for all Shares as they are tendered in the Subsequent Offering Period.

SECTION 5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary does not purport to be a description of all tax consequences that may be relevant to you, and assumes an understanding of tax rules of general application. It does not address special rules, which may apply to you based on your tax status, individual circumstances or other factors unrelated to the Offer or the Merger. You are encouraged to consult your own tax advisors regarding the Offer and the Merger.

    Your receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for federal income tax purposes, and may also be taxable under applicable state, local, foreign and other tax laws. For federal income tax purposes, if you sell or exchange your Shares in the Offer or the Merger you would generally recognize gain or loss equal to the difference between the amount of cash received and your tax basis for the Shares that you sold or exchanged. The gain or loss will be a capital gain or loss if the Shares are held as capital assets by you and will be a long-term capital gain or loss if your holding period for federal income tax purposes is more than one year at the time of the sale or exchange. Long-term capital gain of a non-corporate Stockholder is generally subject to a maximum federal tax rate of 20%. A Stockholder's ability to use capital losses to offset ordinary income is limited.

    BACKUP WITHHOLDING. Under the federal income tax backup withholding rules, unless an exemption applies, we will be required to withhold 31% of all payments to which you are entitled pursuant to the Offer, unless you provide a tax identification number and certify under penalties of perjury, that the number is correct. If you are an individual, the tax identification number is your social security number. If you are not an individual, the tax identification number is your employer identification number. You should complete and sign the substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. Certain Stockholders, including corporations and some foreign individuals, are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a Certificate of Foreign Status on Form W-8BEN attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's federal income tax liability for that year.

    THE FOREGOING U.S. FEDERAL INCOME TAX DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE INTERNAL REVENUE CODE SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY RETROACTIVELY. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX LAWS.

SECTION 6. PRICE RANGE OF COMMON SHARES; DIVIDENDS ON COMMON SHARES

    The Common Shares are listed on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "ALYS". The following table sets forth the high and low intra-day sales prices per Common Share as reported in publicly available sources for the periods indicated. The Company has represented to us that it did not pay any dividends on the Common Shares or on the Class B Shares during such periods.

                                                               HIGH       LOW
                                                             --------   --------
1999:
  First quarter............................................  $ 1.688     $0.625
  Second quarter...........................................  $ 4.500     $0.938
  Third quarter............................................  $ 2.125     $1.063
  Fourth quarter...........................................  $10.000     $0.750
2000:
  First quarter............................................  $14.938     $4.750
  Second quarter...........................................  $ 8.875     $2.938
  Third quarter............................................  $ 4.125     $2.125
  Fourth quarter...........................................  $ 2.750     $0.313
2001:
  First quarter (through March 27).........................  $ 1.750     $0.500

    On March 19, 2001, the last full trading day prior to the announcement of the terms of the Offer, the closing price for the Common Shares was $0.75 per Common Share. On March 27, 2001, the most recent practical date prior to the mailing of this Offer to Purchase, the closing price for the Common Shares was $1.36 per Common Share. As of March 27, 2001, the approximate number of holders of record of Common Shares was 55. As of March 27, 2001, there was one holder of record of Class B Shares. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

SECTION 7. POSSIBLE EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE
           ACT REGISTRATION

    MARKET FOR THE SHARES. The purchase of Common Shares pursuant to the Offer will reduce the number of holders of Common Shares and the number of Common Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Common Shares held by the public.

    LISTING ON OTCBB. Depending upon the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the requirements for continued inclusion in the OTCBB. If, as a result of the purchase of Common Shares pursuant to the Offer, the Common Shares no longer meet the criteria for continuing inclusion in the OTCBB, the market for the Common Shares could be adversely affected. According to the OTCBB listing requirements, the Common Shares would not be eligible for continued listing if the Company ceased to be current in its filings with the Commission or ceased to be registered under the Exchange Act.

    EXCHANGE ACT REGISTRATION. The Common Shares are currently registered under the Exchange Act. Registration of the Common Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its Stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with Stockholders' meetings and the related requirement of furnishing an annual report to Stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

    If registration of the Common Shares is not terminated prior to the Merger, then the Common Shares will be delisted from the OTCBB and the registration of the Common Shares under the Exchange Act will be terminated following the consummation of the Merger.

SECTION 8. CERTAIN INFORMATION CONCERNING THE COMPANY

    Except as otherwise described in this Offer to Purchase, all of the information concerning the Company contained herein, including financial information, has been furnished by the Company or has been taken from or based upon publicly available information. None of Parent or Purchaser assumes any responsibility for the accuracy or completeness of this information or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or us.

    GENERAL. The Company is a Delaware corporation, with its principal executive offices located at 1900 Powell Street, Suite 110, Emeryville, California, 94608. The Company's telephone number is (510) 450-7000.

    The Company was incorporated in Delaware on July 20, 1992, and completed its initial public offering of Shares on November 8, 1996. The Company develops and delivers WorkOut-Registered Trademark-, a software solution providing electronic billing and statement presentation services to utilities, telecommunications companies, financial services and service bureaus.

    SELECTED FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (the "Form 10-Q"), and the audited financial statements contained in the Company's Annual Report on Form 10-K405 for the fiscal year ended December 31, 1999 (the "Form 10-K"). Such Form 10-Q and Form 10-K are each incorporated herein by reference. More comprehensive financial information is included in the Form 10-Q, Form 10-K and other documents filed by the Company with the Commission. The summary financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below under "Available Information."

    The financial information for the nine month period ended September 30, 2000 has not been audited and, in the opinion of the management of the Company, reflects all adjustments (consisting of normal recurring adjustments) which are necessary for a fair presentation of such information. Results for the nine-month period ended September 30, 2000, are not necessarily indicative of results for the full year.

                           ALYSIS TECHNOLOGIES, INC.
                         SELECTED FINANCIAL INFORMATION

                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                                                 YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                              ------------------------------   -------------------
                                                                1999       1998       1997       2000       1999
                                                              --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statements of Operations:
Revenues:
License.....................................................  $ 7,623    $  3,141   $ 7,911    $  2,434   $ 5,769
Service.....................................................    7,290       5,661    11,347       1,923     5,525
Maintenance.................................................    4,899       4,369     3,223       2,890     3,810
                                                              -------    --------   -------    --------   -------
Total revenues..............................................   19,812      13,171    22,481       7,247    15,104
                                                              -------    --------   -------    --------   -------
Cost of revenues:
License.....................................................       77         231       362          23        47
Service.....................................................    4,334       5,171     4,862         782     3,238
Maintenance.................................................    2,129       2,500       837       1,240     1,710
                                                              -------    --------   -------    --------   -------
Total cost of revenues......................................    6,540       7,902     6,061       2,045     4,995
                                                              -------    --------   -------    --------   -------
Operating Expenses:
Sales and marketing.........................................    4,476       5,234     4,757       4,408     3,297
General and administrative..................................    7,582       7,850     7,101       8,356     5,845
Product development.........................................    1,874       4,861     4,480       3,057     1,070
                                                              -------    --------   -------    --------   -------
Total operating expenses....................................   13,932      17,945    16,338      15,821    10,212
                                                              -------    --------   -------    --------   -------
Operating income (loss).....................................     (660)    (12,676)       82     (10,619)     (103)
Other Income (expense):
Interest Expense............................................       --          --        (4)         --        --
Interest income and other...................................      349         395       506       3,931       224
                                                              -------    --------   -------    --------   -------
Income (loss) before income taxes...........................     (311)    (12,281)      584      (6,688)      121
                                                              -------    --------   -------    --------   -------
Income taxes................................................       --          --        23
Net income (loss)...........................................  $  (311)   $(12,281)  $   561    $ (6,688)  $   121
Preferred stock dividends...................................  $   117    $     --   $    --    $    210   $    47
                                                              -------    --------   -------    --------   -------
Net income (loss) applicable to common stockholders.........  $  (428)   $(12,281)  $   561    $ (6,898)  $    74
                                                              =======    ========   =======    ========   =======
Basic net income (loss) per share applicable to common
  stockholders..............................................  $ (0.03)   $  (1.06)  $  0.05    $   (.52)  $   .01
                                                              =======    ========   =======    ========   =======
Diluted net income (loss) per share applicable to common
  stockholders..............................................  $ (0.03)   $  (1.06)  $  0.05    $   (.52)  $   .01
                                                              =======    ========   =======    ========   =======
Shares used in computing basic net income (loss) per share
  applicable to common stockholders.........................   12,326      11,596    11,164      13,334    12,134
                                                              =======    ========   =======    ========   =======
Shares used in computing diluted net income (loss) per share
  applicable to common stockholders.........................   12,326      11,596    12,017      13,334    13,042
                                                              =======    ========   =======    ========   =======

                                                     YEAR ENDED DECEMBER 31,
                                                  ------------------------------    NINE MONTHS ENDED
                                                    1999       1998       1997     SEPTEMBER 30, 2000
                                                  --------   --------   --------   -------------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance Sheet Data:
Working Capital.................................  $ 5,873    $ 3,124    $15,008            $1,312
Total assets....................................   14,601     10,010     19,288             6,660
Total debt......................................       --         --         --                --
Convertible preferred stock.....................    3,814         --         --             3,814
Stockholders' equity (net capital deficiency)...    9,014      3,823     15,623             3,728

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's Stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission's office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C., 20549 and also should be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W. Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the Commission. The address of that site is http://www.sec.gov.

    COMPANY INFORMATION. The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although none of Parent, the Information Agent or us have any knowledge that any such information is untrue, none of Parent, the Information Agent or us assume any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

SECTION 9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

    Parent is a Delaware corporation which, along with its subsidiaries, is engaged in (i) mailing and integrated logistics operations focused on the rental of postage meters and the sale and financing of mailing equipment, (ii) office solutions, operations including the sale, financing, rental and service of reprographic and facsimile equipment and the provision of facilities management services, and (iii) capital services providing lease financing for Parent's products worldwide. On December 11, 2000, Parent announced that its board of directors had approved a formal plan to spin off its office solutions business to stockholders, as an independent, publicly traded company. The transaction is expected to be completed by the end of the third fiscal quarter in 2001.

    We are a newly incorporated Delaware corporation and a wholly owned subsidiary of Parent. To date, we have not conducted any business other than in connection with the Offer and the Merger.

    Parent's and our principal executive offices are located at One Elmcroft Road, Stamford, CT 06926-0700. Parent's and our telephone number is
(203) 356-5000.

    The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Parent and the Purchaser and certain other information are described in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, the Purchaser or, to their knowledge, any of the persons listed on Schedule I hereto has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

    AVAILABLE INFORMATION. Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 8 under the heading "Available Information."

    INTEREST IN SECURITIES OF THE COMPANY. Except as described in this Offer to Purchase, none of Parent, us or any other affiliate of Parent nor, to the best knowledge of Parent or us, any of the persons listed in Schedule I hereto (which lists the name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and us), or any associate or majority-owned subsidiary of such persons (each, a "Purchaser Entity" and collectively, the "Purchaser Entities"), beneficially owns any equity security of the Company, and no Purchaser Entity, or, to the best knowledge of Parent, us, or any other affiliate of Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as set forth in this Offer to Purchase, no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning, the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

    Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any Purchaser Entity, or their respective subsidiaries, or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

SECTION 10. SOURCE AND AMOUNT OF FUNDS

    The Offer is not conditioned upon any financing arrangements. The total amount of funds we require to purchase all of the Shares pursuant to the Offer, to consummate the Merger and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $26 million. We will obtain all funds needed for the Offer and the Merger through a capital contribution from Parent. Parent currently anticipates funding such capital contribution out of its own resources.

    We expressly reserve our right to obtain financing for the transaction through alternative sources. However, currently, no alternative financing arrangements or alternative financing plans exist.

SECTION 11. BACKGROUND OF THE OFFER; MERGER AGREEMENT AND RELATED AGREEMENTS

    BACKGROUND OF THE OFFER

    On an ongoing basis, the Board evaluates the Company's strategic alternatives, including potential business combinations and strategic investments. In September 2000, the Board retained First Union to assist the Company's management in this evaluation. The Company's management and First Union identified and contacted eighty-eight (including Parent) prospective strategic and financial partners for the Company based on strategic fit and their determination of which entities would most likely be interested in engaging in a strategic combination or arrangement with the Company. Twenty-three of those parties expressed an interest in a potential transaction and were provided with a limited amount of information concerning the Company after executing appropriate confidentiality agreements.

    On November 1, 2000, Parent and the Company entered into a customary confidentiality agreement.

    In November 2000, Parent provided a preliminary non-binding proposal, subject to due diligence and several conditions, to acquire the Company. After a follow-up discussion with First Union, Parent agreed to increase its initial offer.

    On December 20, 2000, First Union discussed the revised proposal from Parent with the Board. First Union also made a presentation to the Board concerning the status of discussions with certain other parties who had entered into confidentiality agreements and received information concerning the Company.

    On January 16, 2001, Parent, subsequent to a meeting with First Union and management on January 4, 2001, increased their offer again.

    On January 20, 2001, First Union made a presentation to the Board regarding the two preliminary offers submitted, including Parent's. After evaluation of the two offers as to which proposal was in the best interests of the Company and its stockholders, the Board agreed to pursue further discussions with Parent based on several factors, including Parent's knowledge of the Company, the likelihood of completing the proposed transaction, and the proposed valuation and consideration offered by Parent.

    On January 29, 2001, the Company and Parent executed a non-binding letter of intent and entered into an exclusivity period providing Parent with the opportunity to perform additional financial and technical due diligence and negotiate a definitive merger agreement.

    On February 2, 2001, First Union provided an update to the Board regarding the status of Parent's due diligence efforts and the status of negotiations of a definitive merger agreement.

    On February 27, 2001, subsequent to the completion of additional financial and technical due diligence, Parent submitted a revised cash offer. The Company rejected the proposed offer.

    On March 2, 2001, Parent representatives met with representatives from First Union and the Company in Stamford, Connecticut, to discuss the terms and assumptions of the most recently proposed offer.

    On March 5, 2001, Parent agreed to increase its offer to $1.39 per Share, after redemption of the Company's preferred stock.

    On March 6, 2001, the Board met telephonically with representatives of the Company's management, outside counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR") and First Union, and reviewed and discussed the proposed transaction. At the meeting, WSGR gave a presentation to the Board on the terms of the Merger Agreement and the Voting and Tender Agreement, the structure of the Offer and the Merger and the Board's fiduciary duties. In addition, representatives from First Union reviewed the financial aspects of the proposed transaction. The Board directed Mr. Moran to continue to work with WSGR and First Union to resolve any open issues with

Parent and the Purchaser and, upon resolution of the open issues, to reconvene the Board to review the proposed Merger Agreement and reconsider the Offer and Merger.

    During the period from January 29, 2001 through March 19, 2001, Parent, the Purchaser and the Company Stockholder negotiated the terms of the Voting and Tender Agreement to provide that the Company Stockholder would, among other things, (1) tender its Shares in the Offer and (2) vote its Shares to approve the Merger Agreement and the Merger and against other business combination transactions involving the Company. The Company Stockholder owns approximately 42% of the Common Shares and 100% of the Class B Shares outstanding as of March 20, 2001.

    During the period between March 6, 2001 and March 19, 2001, the Company and Parent continued to negotiate the terms of a definitive merger agreement, and Parent continued its financial and technical due diligence review of the Company.

    On March 19, 2001, the Board met telephonically with representatives of the Company's management, WSGR and First Union, to reconsider the proposed transaction. At the meeting, WSGR updated the Board on the terms of the Merger Agreement and the Voting and Tender Agreement, the structure of the Offer and the Merger and the Board's fiduciary duties. At this time, the Board received an opinion from First Union that, as of the date of the meeting, the $1.39 cash per Share to be received by the holders thereof pursuant to the Offer and the Merger as contemplated in the Merger Agreement was fair from a financial point of view to the Company's stockholders. Following additional discussion of the terms of the proposed acquisition, the Board resolved, among other things:

    - that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the holders of the Shares;

    - to approve and authorize the Merger Agreement and the transactions contemplated thereby;

    - to recommend that the stockholders of the Company accept the Offer and approve and adopt the Merger Agreement and the Merger; and

    - to exempt the Purchaser and Parent from Section 203 of the DGCL in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Voting and Tender Agreement.

    On the morning of March 20, 2001, the Merger Agreement was executed by the Company, the Purchaser and Parent, and the Voting and Tender Agreement was executed by the Purchaser, Parent and the Company Stockholder.

    In connection with the Merger, Parent has reached an agreement in principle on the terms of definitive employment agreements with certain key employees of the Company, including Jim Flynn, Executive Vice President and Chief Operating Officer of the Company, to ensure their continued services immediately after the Effective Time.

    Prior to entering into the Merger Agreement, Parent and the Company or its affiliates have entered into the following agreements, which were negotiated at arm's length:

    SOFTWARE LICENSE AGREEMENT. At Work Corp., a company acquired by the Company in September 1999 ("At Work"), and Parent entered into a Software License Agreement, dated as of August 21, 1998, pursuant to which At Work licensed the WorkOut software product to Parent and provided product installation services for such product.

    SOFTWARE DISTRIBUTION AGREEMENT. At Work and Parent entered into a Software Distribution Agreement, dated as of May 11, 1999, pursuant to which Parent was granted the right to remarket the WorkOut software product to end-users for a two-year period.

    LETTER OF INTENT. The Company and Parent entered into a letter of intent, dated as of January 10, 2001, pursuant to which the Company agreed to compensate Parent up to $85,000 for program management and engineering services in support of the Company's initiative with The British Post.

    MERGER AGREEMENT AND RELATED AGREEMENTS

    The following is a summary of certain provisions of the Merger Agreement, the Voting and Tender Agreement and the Confidentiality Agreement (as defined below) entered into in connection with the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, the Voting and Tender Agreement and the Confidentiality Agreement which are incorporated herein by reference and copies or forms of which have been filed with the Commission as exhibits to the Tender Offer Statement on Schedule TO to which this Offer to Purchase is an exhibit (the "Schedule TO"). The Merger Agreement, the Voting and Tender Agreement and the Confidentiality Agreement may be examined and copies may be obtained in the manner set forth in Section 8.

    THE MERGER AGREEMENT

    THE OFFER. The Merger Agreement provides that we will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of those conditions set forth in the Offer as described in Section 14 (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment) (collectively, the "Offer Conditions"), we will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn on or prior to the Expiration Date.

    DIRECTORS. Subject to applicable law and to the extent permitted by the National Association of Securities Dealers, promptly upon the purchase by us pursuant to the Offer of such number of Shares as represents at least a majority of the outstanding Common Shares, and from time to time thereafter, we will have the right to designate such number of directors, rounded up to the next whole number, to serve on the Board of Directors of the Company (the "Board") as will give us representation on the Board equal to the product of (i) the number of directors on the Board (giving effect to the election of any additional directors pursuant to this provision) and (ii) the percentage that such number of Common Shares beneficially owned by Parent and/or the Purchaser (including Shares accepted for payment) so purchased bears to the number of Common Shares outstanding. However, prior to the completion of the Merger, the Board shall always have at least two members who are neither officers of Parent, nor designees, shareholders or affiliates of Parent or Parent's affiliates. The Company shall also cause individuals designated by us to constitute the same percentage as is on the entire Board to be on (i) each committee of the Board and (ii) each board of directors and each committee thereof of each subsidiary of the Company. The Merger Agreement provides that the Company will, upon our request, promptly take all actions necessary to cause our designees to be validly elected or appointed to the Board, including without limitation, increasing the size of the Board or securing the resignations of such number of directors as is necessary to provide us with such level of representation, or both.

    THE MERGER. The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, we will be merged with and into the Company and the Company will be the surviving corporation (the "Surviving Corporation") continue its existence under the name of "Alysis Technologies, Inc." and shall continue its existence as a wholly owned subsidiary of Parent. As a result of the Merger, our separate corporate existence will cease.

    SPECIAL MEETING OF STOCKHOLDERS. Unless the Merger is consummated in accordance with Section 253 of the DGCL, the Company acting through its Board will in accordance with applicable law duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its Stockholders as soon as practicable following the consummation of the Offer for the purpose of approving the plan of merger (the "Plan of Merger") set forth in the Merger Agreement and include in the letter to Stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to Stockholders of the Company in connection with the Merger, and in any schedules required to be filed with the Commission in connection therewith (collectively, the "Proxy Statement"), the recommendation of its Board that Stockholders of the Company vote in favor of the adoption of such Plan of Merger. Parent and the Purchaser each agree that, at the Special Meeting, all of the Shares acquired pursuant to the Offer or otherwise owned or acquired by Parent, the Purchaser or any of their affiliates will be voted in favor of the Merger.

    MERGER WITHOUT A MEETING OF STOCKHOLDERS. The Merger Agreement further provides that, notwithstanding the foregoing, if the Purchaser or any other direct or indirect subsidiary of Parent holds at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger, they will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer without a meeting of the Stockholders, in accordance with Section 253 of the DGCL.

    CONVERSION OF SHARES. At the Effective Time, each outstanding Share (other than (i) Shares owned by the Company, Parent, the Purchaser or by a subsidiary or affiliate of Parent, the Purchaser or the Company, all of which will be canceled without any exchange of consideration and (ii) Shares owned by Stockholders who did not approve the merger and have demanded appraisal rights in accordance with Section 262 of the DGCL) will, by virtue of the Merger and without action by the holder thereof, be converted into the right to receive an amount in cash (subject to withholding taxes) equal to the Offer Price, without interest (the "Merger Consideration"), upon surrender of the certificate representing such Share.

    CONVERSION OF PREFERRED STOCK. Each share of the Company's series B preferred stock, par value $0.01 per share (the "Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall, in accordance with the Company's Certificate of Designation, Preference and Rights of Series B Preferred Stock, and by virtue of the Merger, be converted at the Effective Time into the right to receive $10,000 (plus all accrued, unpaid dividends when, as and if declared by the Board) which is the liquidation preference, as calculated as of the Effective Time, without interest, upon surrender of the certificate representing such shares of Preferred Stock. The Company Stockholder owns all of the shares of Preferred Stock.

    CONVERSION OF EXISTING STOCK OPTIONS. Each option or right to acquire Shares (the "Existing Stock Options") granted under any stock option or similar plan of the Company or under any agreement to which the Company or any of its subsidiaries is a party (other than stock purchase rights under the Company's Employee Stock Purchase Plan) (the "Stock Option Plans") which is outstanding on the date that the amendment to Schedule TO reporting the initial acceptance by the Purchaser of the Shares tendered in the Offer is filed with the Commission (the "Acceptance Date"), will be converted into and will represent only the right to receive an amount in cash, without interest, with respect to each Share subject thereto equal to the excess, if any, of the Merger Consideration over the per Share exercise or purchase price of such Existing Stock Option. On the Acceptance Date, each holder of an Existing Stock Option will be entitled to receive, in full satisfaction of such Existing Stock Option, an amount in cash without interest in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per Share exercise or purchase price of such Existing Stock Option and (ii) the number of Shares subject to such Existing Stock Option (such amount being hereinafter referred to as the "Option Consideration") and each Existing Stock Option will be canceled on the Acceptance Date. The payment will be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. However, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of such Existing Stock Option. The Stock Option Plans will terminate as of the Acceptance Date. All administrative and other rights and authorities granted under any Stock Option Plan and under the Stock Purchase Plan to the Company, the Board or any Committee or designee thereof, following the Acceptance Date, will reside with the Surviving Corporation.

    CONVERSION OF EXISTING WARRANTS. Each warrant to acquire Shares (the "Existing Warrants") granted under any warrant or similar agreement to which the Company or any of its subsidiaries is a party and which is outstanding on the Acceptance Date, whether or not then exercisable or vested, shall be converted into and shall represent only the right to receive an amount in cash, without interest, with respect to each Share subject thereto equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Existing Warrant. On the Acceptance Date, each holder of an Existing Warrant shall be entitled to receive, in full satisfaction of such Existing Warrant, an amount in cash without interest in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per Share exercise or purchase price of such Existing Warrant and (ii) the number of Shares subject to such Existing Warrant (such amount being hereinafter referred to as the "Warrant Consideration") and each Existing Warrant shall be canceled on the Acceptance Date. Such payment shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Existing Warrant.

    CHARTER AND BYLAWS. The certificate of incorporation and the bylaws of the Purchaser in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation until amended in accordance with applicable law. However, all rights to indemnification now existing in favor of directors and officers of the Company and its Subsidiaries as provided in their respective charters or bylaws will survive the Merger and continue in full force and effect for a period of not less than the statute of limitations applicable to such matters.

    DIRECTORS AND OFFICERS. Our directors and officers immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified all in accordance with applicable law.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under the DGCL to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including among other things, asset values and earning capacity. The value of the Shares determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share offered pursuant to the Offer or proposed to be paid in the Merger.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made representations and warranties to Parent and the Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority to enter into the Merger Agreement and to consummate the transactions contemplated therein, consents and approvals required to consummate the Offer and the Merger, financial statements and public filings, absence of any change expected to have material adverse effect on the Company, information to be included in the Schedule 14D-9, the Schedule TO (together with the Letter of Transmittal and other ancillary documents contained therein, the "Offer Documents") and the Proxy Statement, brokers, employee benefit matters, litigation, tax matters, compliance with law, environmental matters, intellectual property, real property, material contracts, opinion of financial advisor, vote required by the Company's stockholders to approve the Merger, absence of anti-takeover plans and inapplicability of state takeover statutes, insurance, trade relations, warranties and product claims and potential conflicts of interest. Each of Parent and the

Purchaser has made representations and warranties to the Company with respect to, among other matters, its organization and qualification, authority to enter into the Merger Agreement and to consummate the transactions contemplated therein, information to be included in the Offer Documents and Proxy Statement, consents and approvals, operations of the Purchaser, brokers, litigation and the availability of the funds necessary to consummate the Offer and the Merger.

    COVENANTS. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement until the earlier of the Effective Time and the date on which the majority of the Company's directors are designees of Parent or the Purchaser, or the termination of the Merger Agreement, to conduct their operations only in the ordinary and usual course of business and consistent with past practice. The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company during the period specified in the preceding sentence. These covenants require the Company to seek the prior written consent of Parent before taking (or permitting any of its subsidiaries to take) certain actions such as:

    - issuing or selling, granting options or rights to purchase, pledging, authorizing or proposing the issuance, sale, grant of options, rights to purchase or pledge of any of its securities,

    - redeeming or repurchasing its securities,

    - changing its capital structure,

    - setting aside, making or paying any dividend or distribution on shares of its capital stock,

    - proposing or adopting amendments to its certificate of incorporation or bylaws,

    - granting stock-related awards or bonuses,

    - acquiring or agreeing to acquire any material asset, business, business organization or division, leasing or managing any assets other than in the ordinary course of business consistent with past practice,

    - selling, leasing, mortgaging, encumbering, subjecting to any lien (other than liens for taxes not yet due and mechanics liens) or disposing any of its properties or assets,

    - entering into or amending material contracts,

    - incurring or guaranteeing indebtedness,

    - establishing or amending any benefits plans or arrangements for the benefit of any current or former director, officer or employee,

    - changing any of its accounting policies (unless required by law, GAAP or the Commission),

    - changing its material existing insurance policies (or equivalents thereto),

    - making any material tax election and settling any tax liability,

    - paying liabilities other than in the ordinary course of business or professional fees, waiving or transferring rights of material value pursuant to the Company's material contracts,

    - adopting a plan of liquidation, dissolution or restructuring,

    - compromising any material litigation,

    - entering into any "related party agreement" as defined in Item 404 of Regulation S-K,

    - effectuating a "plant closing" or "mass layoff" as defined in the Worker Adjustment and Retraining Notification Act of 1986, as amended,

    - entering into or amending any existing agreements or granting compensation or benefits increases relating to any director, officer, or employee,

    - failing to take any action to register or maintain any of its intellectual property rights, or

    - otherwise to take any of the foregoing actions.

    NO SOLICITATION. In the Merger Agreement, the Company has agreed not to, and to cause its subsidiaries and the officers, directors, key employees, representatives (including, without limitation, investment bankers, attorneys and accountants), agents or affiliates of the Company and its subsidiaries (collectively, the "Representatives") not to, directly or indirectly:

    - solicit, initiate or knowingly encourage or facilitate any inquiries or the making of the proposal or offer with respect to any offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit such person or group to acquire beneficial ownership of at least 10% of the assets of the Company and its subsidiaries taken as a whole, or at least 10% of the outstanding shares of capital stock of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger and any offer or proposal made in the context of a proxy contest with respect to any of the foregoing (each, an "Acquisition Proposal"); or

    - participate in any discussions or negotiations with, or provide any non-public information to, or afford any access to the properties, books or records of the Company or any of its subsidiaries, or otherwise take any other action to assist or facilitate (including granting any waiver or release under any standstill or similar agreement with respect to any securities of the Company), any "person" or "group" (as such terms are used for purposes of Section 13(d)(3) of the Exchange Act) (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser) (each, a "Potential Acquiror") concerning any Acquisition Proposal.

    In the event the Company receives any Acquisition Proposal, the Company shall as promptly as practicable (and in any event no later than one business day thereafter) notify Parent of such receipt and provide Parent with the identity of the Potential Acquiror and a copy of such Acquisition Proposal.

    Notwithstanding the foregoing, the Company may take any of the actions referred to in the last bullet point above only with respect to a Potential Acquiror that has made an unsolicited written bona fide Acquisition Proposal provided that all of the following conditions are satisfied:

    - the Board determines in good faith, (A) after consultation with its independent financial advisor, that such Acquisition Proposal is reasonably likely to result in the making of a Superior Proposal (as defined below) and (B) after consultation with its outside legal counsel, that such action is consistent with its fiduciary duties pursuant to applicable law;

    - as promptly as reasonably practicable (and in any event no later than one business day following receipt) the Company notifies Parent of the receipt of such Acquisition Proposal and/or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by the Potential Acquiror that has made such Acquisition Proposal and that the Company intends to engage in negotiations with, or to provide information to such Potential Acquiror;

    - the Company receives from such Potential Acquiror an executed confidentiality or standstill agreement that is no more favorable to such person than the Confidentiality Agreement, dated November 1, 2000, between Parent and the Company (the "Confidentiality Agreement"); and

    - the Company furnishes or makes available to Parent the same information provided to such person (to the extent not previously furnished or made available).

    If the Company or any of its subsidiaries or any of their Representatives participate in discussions or negotiations with, or provides information to a Potential Acquiror, the Company will notify Parent within one business day after any material amendment to the Acquisition Proposal made by such Potential Acquiror.

    In this Offer, a "Superior Proposal" shall mean any unsolicited, bona fide written Acquisition Proposal which the Board determines in its good faith judgment (after consultation with its outside financial advisors and outside legal counsel) taking into account applicable legal, financial, regulatory and other relevant aspects of the Acquisition Proposal, the identity of the person making the proposal and other relevant considerations, that (i) such Acquisition Proposal is more favorable from a financial point of view to the Company's stockholders than the Merger Agreement, (ii) the conditions to the consummation of such Acquisition Proposal are reasonably capable of being satisfied promptly or (iii) financing for such transaction, to the extent required, is then committed or for which the Board after consultation with its outside financial advisors concludes in good faith is likely to be available.

    The Company shall, and shall cause its subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation, activity, discussions or negotiations with any person (other than Parent, Purchaser or any of their respective affiliates or associates) conducted prior to the date hereof with respect to any Acquisition Proposal.

    Unless the Company terminates the Merger Agreement in accordance with its provisions, the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer or the Merger as set forth in the Merger Agreement,
(ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, including, without limitation, for purposes of
Section 203 of the DGCL, or (iii) enter into any letter of intent, agreement in principle or acquisition agreement related to any Acquisition Proposal.

    Nothing contained in the Merger Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to an Acquisition Proposal by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or otherwise communicating with the Company's stockholders to the extent required by law.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. In the Merger Agreement, Parent and the Purchaser have agreed that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company or any of its subsidiaries as provided in the Company's certificate of incorporation or bylaws, or the articles of organization, bylaws or similar documents of any of its subsidiaries as in effect at the date of the Merger Agreement with respect to matters occurring prior to the Effective Time will survive the Merger and continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters. Parent agreed to maintain in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time, policies of directors' and officers' liability insurance and fiduciary liability insurance and fiduciary insurance. Such policies shall provide coverage no less favorable than that provided for the individuals who are covered by the Company's existing policies. However, Parent shall not be required in order to maintain such policies to pay an annual premium in excess of 200% of the aggregate annual amounts currently paid by the Company to maintain its existing policies.

    Pursuant to the Merger Agreement, the indemnification and directors' and officers' insurance covenants described above will survive the consummation of the Merger and are intended to benefit, and will be enforceable by, any person or entity entitled to be indemnified hereunder (whether or not parties to the Merger Agreement).

    EMPLOYEE BENEFIT ARRANGEMENTS. The Merger Agreement provides that for a period of one year following the Effective Time, Parent will cause the Company to continue to provide the employees of the Surviving Corporation with compensation and employee benefit plans (other than stock option or other plans involving the potential issuance of securities of the Company or of the Parent or any of its affiliates) which in the aggregate are substantially comparable to those currently provided by the Company to such employees immediately prior to the Effective Time; provided, however, that (i) employees covered by collective bargaining agreements need not be provided such benefits and

(ii) the Merger Agreement shall not preclude Parent or any of its affiliates from having the right to terminate the employment of any employee, with or without cause, or to amend or to terminate in accordance with its terms and applicable laws any employee benefit plan of Parent established, maintained or contributed to by Parent or any of its affiliates after the Effective Time.

    The Merger Agreement provides that employees of the Company and its subsidiaries as of the Effective Time shall receive credit for service with the Company, its subsidiaries and its predecessor companies (including, without limitation, Tera, Teknekron Controls, Inc., Integrated Automation, Inc. and Litton Industrial Systems, Inc.'s Integrated Automation Division) under the employee benefit plans, programs and policies of Parent, the Surviving Corporation or their respective subsidiaries in which such employees become participants. Such past service credit shall be given only for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits and only to the same extent that the employee had service credit under a comparable Employee Benefit Plan of the Company and provided that nothing herein shall result in the duplication of any benefits. In no event shall service prior to the Effective Time be credited for purposes of benefit accrual under any defined benefit pension plan or eligibility for post-retirement medical benefits.

    SEVERANCE ARRANGEMENTS. Pursuant to the Merger Agreement, employees of the Company who on or for a certain period after the Effective Time incur a termination of employment will be eligible for a severance payment. Each of Kevin D. Moran, the Company's President, Chief Executive Officer and Chairman of the Board, David R. Bankhead, the Company's Vice President and Chief Financial Officer, and Geraldine McGrath, the Company's Vice President and General Counsel, will be eligible for a severance payment of one-year base salary in the event that their employment with the Company is terminated within one year after the Effective Time. Parent does not currently contemplate continuing the employment of Messrs. Moran and Bankhead or of Ms. McGrath. All other employees, including the remaining executive officers of the Company, are eligible, pursuant to the Merger Agreement, for a severance payment of six-months base salary in the event their employment is terminated by the Company or Parent within six months after the Effective Time. For all of the above individuals, the termination must be involuntary and other than on account of disability, death, retirement or cause. Any severance payments made pursuant to the Merger Agreement by Parent will be offset against any severance payments payable or made by the Company to all employees under any of the Company's existing severance plans, policies, arrangements or practices. In addition, Parent will provide such employees, including Messrs. Moran and Bankhead and Ms. McGrath, with outplacement services and will reimburse such employees for the employer's portion of the annual premium cost for continued coverage under a group medical plan. Parent's commitment to make the severance payments and to provide the other benefits described in this paragraph is limited to $2.3 million.

    Mr. Moran, Mr. Bankhead, Ms. McGrath and Jim Flynn, the Company's Executive Vice President and Chief Operating Officer, also have the following existing arrangements with the Company with regard to severance and change of control:

    Mr. Moran has entered into an employment agreement with the Company that, under certain circumstances, allows for a severance payment of up to 12 months' salary and acceleration of unvested options in the event of a change of control of the Company.

    Mr. Bankhead has entered into an employment agreement with the Company that, under certain circumstances, allows for acceleration of unvested options in the event of a change in control of the Company.

    Ms. McGrath has entered into option agreements that contain provisions for acceleration of unvested options in the event of a change of control of the Company.

    Mr. Flynn has entered into an employment agreement with the Company that, under certain circumstances, allows for a severance payment of up to 12 months' salary and acceleration of unvested options in the event of a change of control of the Company.

    EMPLOYEE RETENTION POOL. The Board has approved the establishment of a pool of $700,000 in cash for making payments to certain executive officers and employees either prior to or after the effectiveness of the Merger in connection with employee retention bonuses. The retention bonuses shall be allocated as follows: $400,000 to Mr. Moran, $150,000 to Mr. Bankhead and $150,000 to
Ms. McGrath.

    CONDITIONS TO THE CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the parties' obligations to consummate the Merger are subject to the satisfaction or waiver, where permissible, before the Effective Time of the following conditions:

    - unless the Merger is consummated as contemplated by Section 253 of the DGCL, the Plan of Merger contained in the Merger Agreement will have been approved by the affirmative vote of the Stockholders of the Company as required by and in accordance with applicable laws and regulations,

    - the consummation of the Merger will not be prohibited, restricted or made illegal by any statute, rule, regulation, executive order, judgment, decree or injunction of a court or a governmental entity,

    - all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental entity required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not make the Merger illegal or have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below); and

    - the Purchaser will have accepted for purchase and paid, or cause to be paid, for the Shares tendered pursuant to the Offer.

    TERMINATION. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Stockholders (with any termination by Parent also being an effective termination by the Purchaser):

        (a) by mutual written consent of the Company and Parent;

        (b) by either the Company or Parent, if the Offer has not been consummated on or before June 30, 2001 (unless the party claiming the right to terminate the Merger Agreement is the party whose failure to fulfill its obligations has resulted in or has materially contributed to the failure to consummate the Merger by such date);

        (c) by either the Company or Parent if any law, rule or regulation makes consummation of the Offer or the Merger illegal or prohibited or if any final and nonappealable judgment, injunction, order or decree of a court or governmental entity shall restrain or prohibit the consummation of the Offer or the Merger;

        (d) by either the Company or Parent prior to acceptance for payment of the Shares, if (i) there has been a breach by the other party of any representation or warranty contained in the Merger Agreement which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (ii) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of the other party, which breach is, in either case, not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

        (e) by Parent, if, prior to acceptance for payment of the Shares under the Offer (i) the Board shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing),
    (ii) the Company shall have breached any of its obligations arising upon reception of a Superior Proposal, or (iii) the Board shall exempt any other person from the provisions of Section 203 of the DGCL;

        (f) by Parent, if, prior to the acceptance for payment of the Shares under the Offer, any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates shall have acquired beneficial ownership of more than 45% of the Shares or more than 45% of the book value or fair market value of the assets of the Company and its subsidiaries taken as a whole, or the right to acquire ownership of such Shares or assets;

        (g) by the Company, if the Board shall approve and the Company shall enter into, a definitive agreement providing for the implementation of a Superior Proposal; provided, however, that (i) the Company is not and has not been in breach of its obligations arising in connection with a Superior Proposal except for any such immaterial and inadvertent breach, (ii) the Board authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies the Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent amendments or modifications), (iii) during the three business day period after the Company's notice, (x) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have caused its respective financial and legal advisors to have offered to negotiate with (and if accepted, negotiate with), Parent to attempt to make such commercially reasonable adjustments in the terms and conditions of the Merger Agreement as will enable the Company to proceed with the Merger Agreement and (y) the Board shall have concluded, after considering the results of such negotiations and the revised proposal made by Parent, if any, that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal, (iv) such termination is within three business days following the three business day period referred to above and
    (v) no termination pursuant to the circumstances as described in this paragraph (g) shall be effective unless the Company simultaneously pays the Termination Fee (as defined below); or

        (h) by Parent or the Company, if as the result of the failure of any of the Offer Conditions and otherwise pursuant to the terms hereof, the Offer shall have terminated or expired in accordance with its terms without us having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to the circumstances described in this paragraph (h) shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in or materially contributes to the failure of any such condition.

    EFFECT OF TERMINATION. In the event that the Merger Agreement is terminated in accordance with its terms and the Merger is abandoned, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or Stockholders, other than provisions relating to confidentiality obligations, the payment of certain fees and expenses (as described below), the effect of the termination of the Merger Agreement, the survival of certain representations and warranties, the applicable law and jurisdiction, the waiver of jury trial, which will survive any such termination; provided that no party will be relieved from liability for any willful breach of the Merger Agreement.

    FEES AND EXPENSES. Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses.

    TERMINATION FEE. The Merger Agreement provides that, following a termination thereof in accordance with the circumstances described in paragraphs
(e) or (g) above under "Termination," the Company will pay Parent a termination fee of $1,000,000, which includes the reimbursement of all of the fees and expenses related to the Offer, the Merger Agreement and the transactions contemplated hereby (including, without limitation, legal, accounting and investment banking fees and expenses) actually incurred by Parent and the Purchaser (the "Termination Fee") in immediately available funds by wire transfer to an account designated by Parent. The Merger Agreement also provides that the Company will pay Parent the Termination Fee following a termination of such Agreement after the initial expiration of the Offer pursuant to the circumstances described in paragraph (d) above (as a result of a willful breach of the Company), or pursuant to the circumstances described in paragraph (h) above, if (A) at the time of such termination, the Minimum Tender Condition has not been satisfied or the condition set forth in paragraph (g) under Section 14 below has not been satisfied, and (B) either at the time of such termination, an Acquisition Proposal (replacing "10%" by "50%" in the definition of such term for purposes of this paragraph) has been announced and not withdrawn or, within 12 months thereafter, an Acquisition Proposal shall have been consummated.

    The Merger Agreement provides that any such Termination Fee will be payable as promptly as practicable following termination of the Merger Agreement and, if the Company is the party seeking to terminate the Merger Agreement, as a condition thereto. If the Company fails to pay promptly all or any portion of the Termination Fee, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for such Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest from the date of termination of the Merger Agreement on the amounts so owed at the prime rate of Chase Manhattan Bank in effect from time to time during such period. The prevailing party in any legal action undertaken to enforce the Merger Agreement or any provision thereof will be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

    AMENDMENT. To the extent permitted by applicable laws and regulations, the Merger Agreement may be amended by action taken by or on behalf of Parent, the Purchaser and the Board (with the concurrence of the Company's directors independent from Parent), at any time before or after approval of the Merger Agreement by the Stockholders. After any such Stockholder approval, no amendment may be made which decreases the Merger Consideration or which adversely affects the rights of the Company's Stockholders under the Merger Agreement without the approval of the Stockholders of the Company. Any amendment to the Merger Agreement must be made by an instrument in writing signed on behalf of all of the parties.

    VOTING AND TENDER AGREEMENT

    TENDER OF SHARES. In connection with the execution of the Merger Agreement, Parent and the Purchaser have entered into the Voting and Tender Agreement with the Company Stockholder who owns, in the aggregate, 4,647,212 Common Shares, representing approximately 41.6% of the issued and outstanding Common Shares, and 2,417,112 Class B Shares, representing 100% of the issued and outstanding Class B Shares. Pursuant to the Voting and Tender Agreement, upon the terms and conditions set forth therein, the Company Stockholder has agreed that it will tender within ten business days of the commencement of the Offer, pursuant to and in accordance with the terms of the Offer, all Shares it owns and not withdraw or permit to be withdrawn any Shares it owns therefrom.

    VOTING OF SHARES. The Company Stockholder has agreed, during the period commencing on the date of the Voting and Tender Agreement and continuing, until the earlier of the consummation of the Offer and the termination of the Voting and Tender Agreement to appear, or cause the holder of record on any applicable record date with respect to any Shares it owns to appear, for the purpose of obtaining a quorum at any annual or special meeting of Stockholders of the Company (or any

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
adjournment thereof), or in connection with any written consent of the Stockholders, at which or in which, matters relating to the Merger, Merger Agreement or any transaction contemplated thereby are considered. The Company Stockholder has also agreed, during the period mentioned in the preceding sentence, at any meeting or action by consent of the Stockholders, to vote, or cause to be voted by the record holder thereof, the Shares it owns: (i) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement and (ii) against any proposal for any extraordinary corporate transaction, such as a recapitalization, dissolution, liquidation, or sale of assets of the Company or any merger, consolidation or other business combination (other than the Merger) between the Company and any person (other than Parent or a subsidiary of Parent) or any other action or agreement that is intended or which reasonably could be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement,
(B) result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or (C) impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement.

    RESTRICTIONS ON TRANSFER. Until the termination of the Voting Tender Agreement and except as otherwise provided under such Agreement, the Company Stockholder has agreed that, it will not, directly or indirectly transfer to any person any or all the Shares it owns or cause any security interests, liens, claims, pledges, charges, encumbrances, options, rights of first refusals, agreements, or limitations on its voting rights, to attach to the Shares it owns and that it has agreed to tender to us pursuant to the Voting and Tender Agreement or to any options with respect to Shares or any Shares issuable thereunder. The Company Stockholder has also agreed that it will not, directly or indirectly, grant any proxies or powers of attorney, deposit any Shares it owns into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Shares. The Company Stockholder may, however, transfer any or all shares it owns to one or more of its affiliates so long as prior to effecting such transfer, any such affiliate shall agree to be bound by the Voting and Tender Agreement.

    NO SOLICITATION. The Company Stockholder (i) is required to immediately terminate any discussions with any third party concerning an Acquisition Proposal and (ii) has agreed not to, and will not permit any of its Representatives, directly or indirectly, (A) to encourage, solicit, initiate or knowingly facilitate any inquiries or the making of any proposals or offers with respect to any Acquisition Proposal, (B) participate in negotiations with, or provide any information to, or otherwise take any other action to assist or facilitate any person or group (other than Parent or us or any affiliate or associate of Parent or us) concerning any Acquisition Proposal, (C) enter into an agreement with any person, other than Parent or the Purchaser, providing for a possible Acquisition Proposal, or (D) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any person, other than by Parent or us. Notwithstanding the above, the Company Stockholder may take any actions in its capacity as a director, officer or employee of the Company permitted under the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. The Voting and Tender Agreement contains certain customary representations and warranties of the parties thereto, including, without limitation, representations and warranties by the Company Stockholder as to ownership of Shares and power and authority to enter into the Voting and Tender Agreement. In addition, the Voting and Tender Agreement contains a representation and warranty by the Company Stockholder as to certification by an internationally recognized firm of independent public accountants that, since July 20, 1992, no change in ownership as defined in
Section 382 of the Code, which would have resulted in the limitation of the Company's ability to utilize tax net operating losses, net capital loss carry forward, or any tax credits, has occurred.

    TERMINATION. Generally, with respect to the Company Stockholder, the Voting and Tender Agreement terminates upon the earlier of (a) the date upon which Parent shall have purchased and paid for all of the Shares it owned in accordance with the Offer and (b) the date upon which the

Merger Agreement is terminated in accordance with its terms; provided, however, that if at the date of such termination, the Termination Fee is or may become payable, the Voting and Tender Agreement will only terminate on the date which is six months after such date.

    CONFIDENTIALITY AGREEMENT

    On November 1, 2000, Parent and First Union, acting as agent for the Company, signed a Confidentiality Agreement (the "Confidentiality Agreement") providing, among other things, that, subject to the terms of the Confidentiality Agreement, Parent and its affiliates will keep confidential certain non-public, confidential or proprietary information provided by the Company or the Company's agents or representatives (including attorneys and financial advisors).

    LETTER OF INTENT

    On January 29, 2001, Parent and the Company executed a non-binding letter of intent and entered into an exclusivity period providing Parent with the opportunity to perform additional financial and technical due diligence and to negotiate a definitive merger agreement.

SECTION 12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

    PURPOSE. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all Shares not purchased in the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Shares owned by us, our subsidiaries, affiliates or the Company) will be converted into the right to receive an amount in cash equal to the price per Share paid in the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

    APPROVAL OF MERGER AGREEMENT. Under Delaware law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Common Shares is required to approve and adopt the Merger Agreement and the transactions contemplated, including the Offer and the Merger. The Board has determined (by a unanimous vote of those present) that the Merger Agreement and the related transactions, including the Offer and the Merger, are fair to, and in the best interests of, the Stockholders, has approved, adopted and declared advisable the Merger Agreement and the related transactions, including the Offer and the Merger (such approval and adoption having been made in accordance with the DGCL), and has resolved to recommend that the Stockholders accept the Offer and tender their Shares pursuant to the Offer, and approve and adopt the Merger Agreement and the related transactions, including the Offer and the Merger. Unless the Merger is consummated pursuant to the short-form merger provisions under Section 253 of the DGCL described in "Short-Form Merger" below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the Common Shares. Accordingly, if the Minimum Tender Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

    In the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated hereby, including the Offer and the Merger, if such action is required by the DGCL in order to consummate the Merger. The Purchaser and Parent have agreed that all Common Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

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
    ELECTION OF DIRECTORS. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 11. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

    LISTING ON OTCBB. Depending upon the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the standards for continued listing on the OTCBB. See Section 7. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Common Shares no longer meet the listing requirements of the OTCBB for continued listing, the listing of the Common Shares will be discontinued. In any event, we intend to cause the delisting of the Common Shares by OTCBB following consummation of the Offer.

    EXCHANGE ACT REGISTRATION. The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Common Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. See
Section 7. If registration of the Common Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the OTCBB. We currently intend to seek to cause the Company to terminate the registration of the Common Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    SHORT-FORM MERGER. Under Delaware law, if we acquire, pursuant to the Offer or otherwise, at least 90% of the then outstanding Common Shares, we will be able to approve the Merger without a vote of the Company's stockholders (a "Short-Form Merger"). In such event, Parent, the Company and us have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, we do not acquire at least 90% of the outstanding Common Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, any holder of Shares at the Effective Time (a "Remaining Stockholder") will have certain rights under the DGCL to dissent and demand appraisal of its Shares. Under Section 262 of the DGCL, a Remaining Stockholder who does not wish to accept the Merger Consideration for its Shares pursuant to the Merger has the right to seek an appraisal and be paid the "fair value" of its Shares at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to it in cash, provided that such holder complies with the provisions of Section 262 of the DGCL.

    The following is a brief summary of the statutory procedures to be followed by a Remaining Stockholder in order to dissent from the Merger and perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex A hereto. Any Remaining Stockholder considering demanding appraisal is advised to consult legal counsel. Dissenters' rights will not be available unless and until the Merger (or a similar business combination) is consummated.

    Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company
(1) before the taking of the vote on the approval and adoption of the Merger Agreement if the Merger is not being effected as a Short-Form Merger but rather is being consummated following approval thereof at a meeting of the Company's stockholders (a "Long-Form Merger") or (2) within 20 days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the "Notice of Merger") to the effect that the Merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 of the DGCL and any other information required thereby) if the Merger is being effected as a Short-Form Merger without a vote or meeting of the Company's stockholders. If the Merger is effected as a Long-Form Merger, this written demand for appraisal of Shares must be in addition to, and separate from, any proxy or vote abstaining from or against the approval of the Merger, and neither voting against, abstaining from voting, nor failing to vote on the Merger will constitute a demand for appraisal within the meaning of Section 262 of the DGCL. In the case of a Long-Form Merger, any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of Section 262 of the DGCL.

    In the case of both a Short-Form Merger and a Long-Form Merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

    A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements governing the exercise of appraisal rights before the date of any meeting of stockholders of the Company called to approve the Merger in the case of a Long-Form Merger and within 20 days following the mailing of the Notice of Merger in the case of a Short-Form Merger.

    The Remaining Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, Alysis Technologies, Inc., 1900 Powell Street, Suite 110, Emeryville, California, 94608. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder intends to thereby demand appraisal of such Shares. In the case of a Long-Form Merger, the Company must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262 of the DGCL and have not voted for approval and adoption of the Merger Agreement.

    In the case of a Long-Form Merger, the Remaining Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval of the Merger or consent thereto in writing. Voting in favor of the approval of the Merger, or delivering a proxy in connection with the stockholders meeting called to approve the Merger (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger), will constitute a waiver of the Remaining Stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the Remaining Stockholder.

    Regardless of whether the Merger is effected as a Long-Form Merger or a Short-Form Merger, within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such

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
petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

    In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In WEINBERGER V. UOP, INC., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation...." The Delaware Supreme
Court has construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Remaining Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. Moreover, the Company, as the Surviving Corporation in the Merger, intends to argue in any appraisal proceeding that, for purposes thereof, the "fair value" of the Shares is less than that paid in the Offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    Any Remaining Stockholder who has duly demanded appraisal in compliance with
Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration paid in the Merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Company, as the Surviving Corporation in the Merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Merger Consideration for their Shares. Inasmuch as the Company has no obligation to file such a petition, and Parent has no present intention to cause or permit the Surviving Corporation in the Merger to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

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
    Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

    APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

    STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PURCHASE PRICE PAID IN THE OFFER THEREFOR.

    GOING PRIVATE TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it or its affiliates. We believe that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    PURCHASE OF SHARES AFTER THE EXPIRATION DATE. Parent, Purchaser or an affiliate of Parent may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as they shall determine, which may be more or less than the price paid in the Offer.

    PLANS FOR THE COMPANY'S BUSINESS. In connection with the Offer, we have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that the Company may pursue in the event that we acquire control of the Company pursuant to this Offer or the Merger. If and to the extent that we acquire control of the Company or otherwise obtain access to the books and records of the Company, we intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business strategy, corporate structure, certificate of incorporation, bylaws, capitalization, management or dividend policy.

    Except as described in this Offer to Purchase, we have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's present capitalization, dividend policy, employee benefit plans, corporate structure or business or any material changes or reductions in the composition of its management or personnel.

                                       34
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SECTION 13. DIVIDENDS AND DISTRIBUTIONS

    If, on or after the date of the Merger Agreement, the Company should
(a) split, combine or otherwise change the Shares or its capitalization,
(b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares (other than the issuance of Shares under option prior to the date of the Merger Agreement, in accordance with the terms of such options as publicly disclosed prior to the date of the Merger Agreement), shares of any other class of capital stock, other voting securities or any securities convertible into, or exchangeable or exercisable for any of the foregoing, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14, we, in our sole discretion, may make such adjustments as we deem appropriate to the Offer Price and the other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

SECTION 14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, Parent and the Purchaser will not be required to accept for payment, purchase or pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) the Minimum Tender Condition has not been satisfied as of the Expiration Date or been terminated, or (ii) at any time on or after the date of the Merger Agreement and prior to the time of payment for any Shares, any of the following conditions exists and is continuing at the Expiration Date:

        (a) there is instituted or pending any action or proceeding by any governmental entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for the Shares by Parent or the Purchaser or the consummation of the Merger, (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (iii) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iv) seeking to impose or confirm material limitations on the ability of Parent, the Purchaser or any of Parent's other subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including without limitation, the right to vote any Shares acquired or owned by Parent, or any of Parent's other subsidiaries or affiliates on all matters properly presented to the Stockholders, (v) seeking to require divestiture by Parent, or any of Parent's other subsidiaries or affiliates of any Shares or (vi) that otherwise, in the good faith judgment of Parent, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

        (b) there has been any action taken, or any statute, rule, regulation, injunction, order, decree, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court or governmental entity, that result in any of the consequences referred to in clauses (i) through
    (vi) of paragraph (a) above;

        (c) there has been any event, occurrence or development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

        (d) there has occurred (1) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States (other than any suspension or limitation on trading in any particular security as a result of a computerized trading limit or any intraday suspension due to "circuit breakers"), (2) any

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
    declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States or (3) any commencement of armed hostilities or other national or international calamity involving the United States that has a material adverse effect on bank syndication for financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof;

        (e) any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act)--other than Parent, us or another person (who on the date hereof alone or as part of a "group" (as such term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner of more than 5% of the outstanding Shares) or any of their respective affiliates--has become the "beneficial owner" of more than 45% of the outstanding Shares;

        (f) (i) the Board shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing) or
    (ii) the Company shall have breached any of its obligations under the Merger Agreement with respect to "Merger Agreement--No Solicitation" as described in Section 11;

        (g) the Company has breached or failed to comply in any material respect with any of its material obligations, covenants, or agreements under the Merger Agreement; or (i) any representation or warranty of the Company contained in the Merger Agreement that is qualified by reference to a Material Adverse Effect or (ii) any representation or warranty contained in the Merger Agreement that is qualified by reference to "materiality" is not true and correct, in either case without giving effect to such materiality standard (including Material Adverse Effect); or any other such representation or warranty is not true and correct in any respect that (when taken together with all such other representations and warranties not true and correct) has had or could reasonably be expected to have a Material Adverse Effect, in each case either as of when made or at and as of any time thereafter (except in the case of any representation or warranty that by its terms is made as of a date specified therein which need be accurate only as of such date);

        (h) the Merger Agreement has been terminated pursuant to its terms or has been amended pursuant to its terms to provide for such termination or amendment of the Offer; or

        (i) the Company Stockholder has breached or caused a default to occur under the Voting and Tender Agreement or the Company Stockholder has asserted that the Voting and Tender Agreement is unenforceable against it;

which, in the good faith judgment of Parent, and regardless of the circumstances giving rise to such conditions, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

    The Merger Agreement also conditions the completion of the Offer on the expiration or termination of all waiting periods under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, under any other applicable law, or imposed by any foreign or domestic governmental entity, which could reasonably be expected to have a Material Adverse Effect. However, as of the date of this Offer, this condition has been satisfied.

    The term "Material Adverse Effect" means any material and adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole or the ability of the Company to consummate the transactions contemplated by the Merger Agreement in any material respect (excluding any such effect to the extent that it results from (i) the announcement of the Merger Agreement or the transactions contemplated by it, or (ii) changes in global economic conditions, financial markets generally or conditions in the electronic bill presentment and payment industry generally).

    The foregoing conditions are for the sole benefit of Parent and us and may be asserted or, other than the Minimum Tender Condition, waived by Parent or the Purchaser in whole or in part at any time or from time to time in their discretion subject to the terms of the Merger Agreement. The failure of Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.

    A public announcement will be made of a material change in, or waiver of, such conditions to the extent required by Rules 14d-4(d) and 14d-6(c) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

SECTION 15. CERTAIN LEGAL MATTERS

    GENERAL. Except as otherwise disclosed herein, based on our review of publicly available information filed by the Company with the Commission, we are not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares pursuant to the Offer or the Merger or (ii) any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares as contemplated herein. Should any such approval or other action be required, we currently contemplate that such approval or action would be sought. While we do not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Our obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

    BUSINESS COMBINATION TRANSACTIONS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally, a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of five years following the date such person becomes an interested stockholder unless prior to such date the board of directors of the corporation approved the business combination. Neither Parent nor us is an interested stockholder and the Board has approved (by a unanimous vote of those directors present) both the Offer and the Merger. Accordingly, Section 203 is inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

    OTHER STATE LAWS. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in EDGAR v. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. v. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the Indiana Control Share Acquisition Act was constitutional. Such Act, by its terms, is applicable only to corporations that have a substantial number of Stockholders in Indiana and are incorporated there. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not believe that, other than Section 203 of the DGCL, any state takeover statutes or similar laws purport to apply to the Offer or the Merger. We have not currently complied with any other state takeover statute or regulation. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, we might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for payment any Shares tendered. See Section 14.

    FOREIGN APPROVALS. According to the Company 10-K, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that we will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

SECTION 16. FEES AND EXPENSES

    MacKenzie Partners has been retained by us as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee Stockholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

    Wilmington Trust Company has been retained as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

    Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by us for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

SECTION 17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent we become aware of any state law that would limit the class of offerees in the Offer, we will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    We have filed with the Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments. Such Schedule TO and any amendments thereto, including exhibits, may be inspected and copies may be obtained in the manner set forth in
Section 8 with respect to the Company (except that such material will not be available at the regional offices of the Commission).

                                                          Maui Acquisition Corp.

March 29, 2001

                                   SCHEDULE I

    (1) The name of each director and each executive officer of Parent is set forth below. The business address of each person listed below is One Elmcroft Road, Stamford, CT 06926-0700. Unless otherwise indicated, each person is a citizen of the United States of America. Directors of Parent are indicated by an asterisk.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS;
NAME                                   AND CITIZENSHIP (IF NOT A CITIZEN OF THE UNITED STATES OF AMERICA)
----                                   ------------------------------------------------------------------
Michael J. Critelli*.................  Mr. Critelli has been Chairman of the Board of Directors and Chief
                                       Executive Officer since 1997 and Director since 1994. He was Vice
                                       Chairman and Chief Executive Officer in 1996, and Vice Chairman
                                       from 1994 to 1996.

Linda G. Alvarado*...................  Ms. Alvarado has been Director since 1992. She is also President of Alvarado Construction, Inc., a Denver-based commercial and industrial general contractor.

Brian M. Baxendale...................  Mr. Baxendale has been Executive Vice President and President,
                                       Pitney Bowes Document Messaging Technologies since 2000. He was
                                       President of Production Mail and Document Factory Solutions
                                       (formerly Production Mail and Software Systems, formerly
                                       Production Mail Division) from 1996 to 2000. Mr. Baxendale is a citizen of the United Kingdom.

Marc C. Breslawsky*..................  Mr. Breslawsky has been President and Chief Operating Officer since 1996 and Director since 1994. He was Vice Chairman from 1994 to 1996.

Gregory E. Buoncontri................  Mr. Buoncontri has been Vice President and Chief Information
                                       Officer since 2000. Mr. Buoncontri was formerly the Vice
                                       President, Information Technology and Chief Information Officer of
                                       Novartis Pharmaceuticals Corp. (formed by the merger of Sandoz and
                                       Ciba Geigy). Prior to the merger, he also served as the Vice
                                       President, Information Systems and Chief Information Officer for
                                       Sandoz Pharmaceuticals Company. Mr. Buoncontri also served as Vice
                                       President, Information Management Services and Chief Information
                                       Officer of Asea Brown Boveri, Inc.

William E. Butler*...................  Mr. Butler has been Director since 1991. He is also the retired
                                       Chairman of the Board of Directors and Chief Executive Officer of
                                       Eaton Corporation, a manufacturer of engineered products serving the automotive, industrial, commercial and military markets.

Colin G. Campbell*...................  Mr. Campbell has been Director since 1977. He is also Chairman and
                                       President of The Colonial Williamsburg Foundation. Mr. Campbell
                                       was President of Rockefeller Brothers Fund, a philantropic organization from 1988 to 2000.

Amy C. Corn..........................  Ms. Corn has been Vice President and Corporate Secretary since
                                       2000. She was Corporate Secretary and Senior Associate General
                                       Counsel from 1996 to 2000.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS;
NAME                                   AND CITIZENSHIP (IF NOT A CITIZEN OF THE UNITED STATES OF AMERICA)
----                                   ------------------------------------------------------------------
Jessica P. Einhorn*..................  Ms. Einhorn has been Director since 1999. She is also a consultant with Clark & Weinstock, a firm specializing in strategic
                                       communication and public affairs consulting. Ms. Einhorn was a
                                       Visiting Fellow at the International Monetary Fund from 1998 to
                                       1999. Ms. Einhorn was also Managing Director for Finance and
                                       Resource Mobilization of The World Bank from 1996 to 1998.

Meredith B. Fischer..................  Ms. Fischer has been Vice President, Corporate Marketing and Chief
                                       Communications Officer since 1997. She was Vice
                                       President-Communications, Marketing and Future Strategy from 1996 to 1997.

Karen M. Garrison....................  Ms. Garrison has been Executive Vice President and President,
                                       Pitney Bowes Business Services since 2000. She was President,
                                       Pitney Bowes Business Services from 1999 to 2000. Ms. Garrison was Vice President-Operations, Pitney Bowes Management Services
                                       from 1997 to 1999 and Executive Director, Administrative Services
                                       in 1997. She was Vice President-Customer Support Operations with
                                       Dictaphone Corporation from 1995 to 1996.

Ernie Green*.........................  Mr. Green has been a Director since 1997. He is also President and
                                       Chief Executive Officer of Ernie Green Industries, Inc., a
                                       manufacturer of automotive components.

Suzanne N. Grey......................  Ms. Grey has been Vice President, Strategy Planning and New
                                       Business Development since 1999. She was Vice President, Corporate
                                       Planning and Strategy from 1997 to 1999 and Group Vice President,
                                       Strategy, Operations Planning from 1994 to 1997.

Herbert L. Henkel*...................  Mr. Henkel has been Director since 1999. He is also Chairman,
                                       President and Chief Executive Officer of Ingersoll-Rand Company, a
                                       manufacturer of industrial products and components. Mr. Henkel was President and Chief Operating Officer of Ingersoll-Rand
                                       Company in 1999, President and Chief Operating Officer of Textron
                                       Inc. in 1999, Executive Vice President and Chief Operating Officer
                                       of Textron Inc. from 1998 to 1999 and President of Textron
                                       Industrial Products from 1995 to 1998.

Arlen F. Henock......................  Mr. Henock has been Vice President-Finance since 2001. He was Vice
                                       President-Controller and Chief Tax Counsel from 1996 to 2001.

Luis A. Jimenez......................  Mr. Jimenez has been Vice President and Chief Strategy Officer since 2001. He was Vice President, Global Growth and Futures
                                       Strategy from 1999 to 2001. Mr. Jimenez joined the company from
                                       Arthur D. Little, an international management consulting company.
                                       Mr. Jimenez was appointed worldwide practice leader for postal organizations in 1990, Corporate Vice President in 1991, and served most recently on the firm's global board for
                                       telecommunications and media and as Manager of the Latin American practice.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS;
NAME                                   AND CITIZENSHIP (IF NOT A CITIZEN OF THE UNITED STATES OF AMERICA)
----                                   ------------------------------------------------------------------
James H. Keyes*......................  Mr. Keyes has been Director since 1998. He is also Chairman and
                                       Chief Executive Officer of Johnson Controls, Inc., a supplier of automotive seating interiors and batteries, non residential building control systems and energy and facility management.

Matthew S. Kissner...................  Mr. Kissner has been Executive Vice President, Group President and
                                       Chief Venture Development Officer since 2001. He was Executive
                                       Vice President and Group President, Pitney Bowes Small Business
                                       and Financial Services from 2000 to 2001. Mr. Kissner was
                                       President, Pitney Bowes Offices Direct and Financial Solutions
                                       from 1999 to 2000, and President, Pitney Bowes Financial Services
                                       from 1997 to 1999. He was President, Pitney Bowes Credit
                                       Corporation from 1995 to 1997.

Murray D. Martin.....................  Mr. Martin has been Executive Vice President and Group President,
                                       Global Mailing Systems since 2001. He was Executive Vice President and Group President, Pitney Bowes International from 2000 to 2001,
                                       President, Pitney Bowes International from 1998 to 2000 and
                                       President, Pitney Bowes Copier Systems from 1990 to 1997.
                                       Mr. Martin is a citizen of Canada.

John S. McFarlane*...................  Mr. McFarlane has been Director since 2000. He has also been
                                       President and Chief Executive Officer of Nexsi Systems
                                       Corporation, a provider of high performance network infrastructure solutions, since 2001. He was President of the Network Service
                                       Provider Division of Sun Microsystems, Inc. ("Sun") from 1999 to
                                       2001 and President of Sun's Solaris Software Division from 1998 to
                                       1999. Mr. McFarlane was Vice President of Sun's Solaris and
                                       Network Software Division in 1997. He was Vice President of the
                                       Broadband Networks Division of Nortel Networks from 1990 to 1997.
                                       Mr. McFarlane is a citizen of Canada.

John N. D. Moody.....................  Mr. Moody has been Executive Vice President-Office of the Chairman since 2001. He was Executive Vice President and Group President,
                                       U.S. Mailing Systems from 2000 to 2001 and President, U.S. Mailing
                                       Systems from 1994 to 2000. Mr. Moody is a citizen of the United
                                       Kingdom.

Sara E. Moss.........................  Ms. Moss has been Vice President and General Counsel since 1996.
                                       Ms. Moss joined the company from the New York law firm of Howard,
                                       Darby & Levin, where she had been a Senior Partner from 1985 to
                                       1996.

Bruce P. Nolop.......................  Mr. Nolop has been Executive Vice President and Chief Financial
                                       Officer since June 2000. He was Vice President and Chief Financial
                                       Officer from January to May 2000. Mr. Nolop joined the company from Wasserstein Perella & Co., an investment bank and one of
                                       Parent's financial advisors, where he had served as managing director from 1993 to 2000.

Fred M. Purdue.......................  Mr. Purdue has been Vice President and General Manager, Business
                                       Reengineering since 1999 and Vice President, Products Supply from
                                       1994 to 1999.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS;
NAME                                   AND CITIZENSHIP (IF NOT A CITIZEN OF THE UNITED STATES OF AMERICA)
----                                   ------------------------------------------------------------------
Murray L. Reichenstein...............  Mr. Reichenstein has been Vice President, E-Business since 2001.
                                       He was Vice President, E-Business and Chief Development Officer
                                       from 2000 to 2001. Mr. Reichenstein was Vice President and Chief
                                       Financial Officer from 1996 to 2000. He joined the company after spending 31 years with Ford Motor Company.

Michael I. Roth*.....................  Mr. Roth has been Director since 1995. He is also Chairman and
                                       Chief Executive Officer of The MONY Group Inc. (formerly Mutual of
                                       New York).

Phyllis Shapiro Sewell*..............  Ms. Shapiro Sewell has been Director since 1987. She is also a retired Senior Vice President of Federated Department Stores, Inc.

Kathleen E. Synnott..................  Ms. Synnott has been Vice President and General Manager, Customer
                                       Relationship Management since 1999. She was Vice President,
                                       Worldwide Postal Market Development from 1998 to 1999, Vice
                                       President, Postal Carrier Relations Worldwide from 1997 to 1998.
                                       Mr. Synnott was Vice President, Stategy Alliance and Marketing
                                       from 1995 to 1997.

Johnna G. Torsone....................  Ms. Torsone has been Vice President and Chief Human Resources
                                       Officer since 2000. She was Vice President and Chief Personnel
                                       Officer from 1997 to 2000, and Vice President Personnel from 1993 to 1997.

Joseph E. Wall.......................  Dr. Wall has been Vice President-Engineering and Chief Technology
                                       Officer since 2001. He was Vice President and Chief Technology
                                       Officer from 1996 to 2001. Before that time, Dr. Wall was Vice
                                       President-Technology of Emerson Electric, which he joined in 1986 as Director of Research and Development for its since-divested
                                       Rosemount Aerospace Division.

    (2) The name of each director and each executive officer of the Purchaser is set forth below. The business address of each person listed below is One Elmcroft Road, Stamford, CT 06926-0700. Unless otherwise indicated, each person is a citizen of the United States of America.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS;
NAME                                   AND CITIZENSHIP (IF NOT A CITIZEN OF THE UNITED STATES OF AMERICA)
----                                   ------------------------------------------------------------------
Brian M. Baxendale...................  Mr. Baxendale has been Chief Executive Officer, President and
                                       Director since the Purchaser's date of incorporation. He has also been Executive Vice-President and President, Document Messaging
                                       Technologies of Parent since 2000. He was President of Production
                                       Mail and Document Factory Solutions (formerly Production Mail and
                                       Software Systems, formerly Production Mail Division) from 1996 to
                                       2000. Mr. Baxendale is a citizen of the United Kingdom.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS;
NAME                                   AND CITIZENSHIP (IF NOT A CITIZEN OF THE UNITED STATES OF AMERICA)
----                                   ------------------------------------------------------------------
Bruce P. Nolop.......................  Mr. Nolop has been Executive Vice President, Chief Financial
                                       Officer and Director since the Purchaser's date of incorporation.
                                       He has also been Executive Vice President and Chief Financial
                                       Officer of Parent since June 2000. He was Vice President and Chief
                                       Financial Officer from January to May 2000. Mr. Nolop joined the company from Wasserstein Perella & Co., an investment bank and one of Parent's financial advisors, where he had served as managing director from 1993 to 2000.

Karl H. Schumacher...................  Mr. Schumacher has been Executive Vice President, Operations and
                                       Director since the Purchaser's date of incorporation. He has also been President, docSense, a division of Parent since 2000. He was
                                       Vice President and General Manager of Pitney Bowes, Production
                                       Mail and Document Factory Solutions from 1998 to 2000, and Vice
                                       President of Pitney Bowes, Systems Integration from 1996 to 1998.
                                       Mr. Schumacher was Vice President of Pitney Bowes, Product Line
                                       Management from 1995 to 1996.

                                                                         ANNEX A

                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

Section 262 Appraisal Rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254,
       Section 257, Section 258, Section 263 or Section 264 of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or
           (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections
       (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
       (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Stockholder of the Company or such Stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                               The Depositary for the Offer
                                            is:

                                 WILMINGTON TRUST COMPANY

          BY MAIL:              BY FACSIMILE TRANSMISSION:     BY HAND/OVERNIGHT COURIER:
Corporate Trust Reorg. Svcs.           302-651-1079             Wilmington Trust Company
  Wilmington Trust Company                                      1105 North Market Street,
         PO Box 8861               Confirm by Telephone:                1st Floor
  Wilmington, DE 19899-8861            302-651-8869               Wilmington, DE 19801
                                                              Attn.: Corporate Trust Reorg
                                                                          Svcs.

    Questions and requests for assistance may be directed to the Information Agent at its address or telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           [MACKENZIE PARTNERS LOGO]

                                156 Fifth Avenue

                            New York, New York 10010

                                 Call Collect:
                                 (212) 929-5500

                                Call Toll Free:
                                  800-322-2885